The Tax-Exempt Bond Fund of America

January 31, 2014

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$119,025
Class B	$243
Class C	$4,793
Class F1	$28,823
Class F2	$6,712
Total	$159,596
Class R-6	$2,244
Total	$2,244

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.2222
Class B	$0.1759
Class C	$0.1729
Class F1	$0.2145
Class F2	$0.2303
Class R-6	$0.2374

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	520,079
Class B	1,230
Class C	25,917
Class F1	107,911
Class F2	33,750
Total	688,887
Class R-6	10,061
Total	10,061

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$12.59
Class B	$12.59
Class C	$12.59
Class F1	$12.59
Class F2	$12.59
Class R-6	$12.59